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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Moyer                                 Glenn                   E.
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   (Last)                            (First)              (Middle)

331 Limekiln Road
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                                    (Street)

Reading                                 PA                    19606
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


National Penn Bancshares, Inc. (NPBC)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

    Executive Vice President
    ------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |x|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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Common Stock                                                                                    4,045.6560      D
                                                                                                (1) (2)
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Common Stock                                                                                    2,004 (3)       I         Spouse
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Common Stock                                                                                      415 (4)       I         Son
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Common Stock                                                                                      415 (4)       I         Daughter
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Common Stock                                                                                    2,937.737
                                                                                                  (5)           I         401 K Plan
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*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Employee
Stock Option
(Right to
Buy)                                                                          Common Stock                 (6)       D
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Explanation of Responses:

                                  Page 2 of 3


/s/ Glenn S. Moyer                                              2/14/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                FORM 5 FOOTNOTES
                                ----------------

Name of Reporting Person:           Glenn E. Moyer

Name of Issuer:                     National Penn Bancshares, Inc.

Period Covered:                     2002

Footnotes:

(1) Includes 149 shares acquired pursuant to the Company's payment of a 5% stock dividend declared October 23, 2002 and paid December 27, 2002.

(2) Includes 91.0676 shares acquired through Company's exempt Employee Stock Purchase Plan during fourth quarter 2002. 41.0797 of these shares were acquired pursuant to the Company's payment of a 5% stock dividend declared October 23, 2002 and paid December 27, 2002.

(3) Includes 95 shares acquired pursuant to the Company's payment of a 5% stock dividend declared October 23, 2002 and paid December 27, 2002.

(4) Includes 19 shares acquired pursuant to the Company's payment of a 5% stock dividend declared October 23, 2002 and paid December 27, 2002.

(5)  No reportable activity since last filing dated December 4, 2002.

(6) Total options held, after adjustment for 5% stock dividend paid by the Company on December 27, 2002, are 116,760.